Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-249407) pertaining to the Orphazyme A/S – Long-Term Incentive Program (the “LTIP”) and Orphazyme A/S – Share-based Incentive Program for the Board of Directors (the “Board Incentive Program”) of Orphazyme A/S of our report dated March 2, 2021, with respect to the consolidated financial statements of Orphazyme A/S included in this Annual Report (Form 20-F) for the year ended December 31, 2020.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

March 2, 2021